Exhibit 99.1

Gladstone Commercial Corporation Announces Property Acquisition in Austin, Texas

MCLEAN, VA, July 10, 2013 – Gladstone Commercial Corporation (NASDAQ: GOOD) (the “Company”) reported today that it purchased a 320,000 square foot office building in the technology corridor of Austin, TX. The property is a multi-story office building that serves as one of four national Innovation Centers for General Motors Company. Simultaneously with the acquisition, the Company placed a 10 year non-recourse loan through Cantor Commercial Real Estate.

“Acquiring this high quality facility is consistent with our growth strategy,” said Buzz Cooper, Senior Managing Director of the Company. “The buyer and seller, as well as lender teams, worked together seamlessly to navigate a complicated process to execute a successful transaction for all parties.”

Gladstone Commercial Corporation is a real estate investment trust (REIT) that invests in and owns net leased industrial, commercial and retail real property and selectively makes long-term industrial and commercial mortgage loans. The Company currently owns 84 properties. The Company has paid 102 consecutive monthly cash distributions on its common stock. Prior to paying distributions on a monthly basis, the Company paid five consecutive quarterly cash distributions. The Company has paid 90 consecutive monthly cash distributions on its Series A preferred stock, 81 consecutive monthly cash distributions on its Series B preferred stock, 17 consecutive monthly cash distributions on its Series C preferred stock and 39 consecutive monthly cash distributions on its Senior Common Stock. The Company has never skipped, reduced or deferred a monthly distribution since inception, over nine years ago. Additional information can be found at www.gladstonecompanies.com.

For Investor Relations inquiries related to any of the monthly dividend paying Gladstone funds, please visit www.gladstone.com.

Source: Gladstone Commercial Corporation: +1-703-287-5893